Registration No. 333-[_______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________________________________________
Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)
_____________________________________________________________________________

Delaware	47-3298624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3000 Hanover Street, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

CLOUD TECHNOLOGY PARTNERS, INC. 2011 EQUITY INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)
Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, CA
(650) 857-1501
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)
_____________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
In respect of assumed stock options: Common Stock, par value $0.01 per share	806,671(2)	$ 14.25(3)	11495061.75(3)	1431.14(3)

(1)
This Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Represents shares of Common Stock issuable pursuant to stock options outstanding immediately prior to the effective time (the “Effective Time”) of the merger of Condor Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Cloud Technology Partners, Inc., a Delaware corporation (“CTP”), under the Cloud Technology Partners, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and assumed by the Registrant on September 15, 2017, pursuant to that certain Agreement and Plan of Merger dated as of August 20, 2017 (the “Merger Agreement”), by and among the Registrant, Merger Sub, CTP, and the Stockholders’ Agent (as defined therein).

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the weighted average exercise per share of the outstanding stock options under the 2011 Plan.

Part I
Information Required in the Section 10(A) Prospectus

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information

*The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission as part of this Registration Statement.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 filed with the Commission on December 15, 2016 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended January 31, 2017, April 30, 2017, July 31, 2017 filed with the Commission on March 9, 2017, June 8, 2017, and September 7, 2017 and;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on November 2, 2016, December 22, 2016, January 17, 2017 (excluding the portion furnished under Item 7.01), January 30, 2017, March 2, 2017, March 7, 2017, April 3, 2017, April 6, 2017, April 17, 2017, April 24, 2017, May 9, 2017, May 31, 2017. June 21, 2017, August 4, 2017, August, 14, 2017, August, 30, 2017, September 1, 2017, September 5, 2017, September 7, 2017, September 11, 2017, September 12, 2017, September 20, 2017, and October 19, 2017; and

(d) The description of the Common Stock contained in the Registrant’s registration statement on Form 10 (File No. 001-37483) filed by the Registrant on July 1, 2015, as amended.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Rishi Varma, Senior Vice President, Deputy General Counsel and Assistant Secretary of HPE, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. Mr. Varma is an officer and employee of HPE.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated bylaws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that are in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately following the Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2015).
*4.3	Cloud Technology Partners, Inc. 2011 Equity Incentive Plan
*4.4	Amendment to the Cloud Technology Partners, Inc. 2011 Equity Incentive Plan
*5.1	Opinion re legality.
*23.1	Consent of Independent Registered Public Accounting Firm.
*23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement).
*24	Powers of Attorney (included as part of the signature pages of the Registration Statement).

* Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on October 31, 2017.

HEWLETT PACKARD ENTERPRISE COMPANY

By:          /s/ Rishi Varma
Name:      Rishi Varma
Title:        Senior Vice President, Deputy General
Counsel and Assistant Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Timothy C. Stonesifer and Rishi Varma as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Date
/s/ Margaret C. Whitman Margaret C. Whitman	October 31, 2017
/s/ Timothy C. Stonesifer Timothy C. Stonesifer	October 31, 2017
/s/ Jeff T. Ricci Jeff T. Ricci	October 31, 2017

/s/ Patricia F. Russo Patricia F. Russo	Director	October 31, 2017
/s/ Daniel Ammann Daniel Ammann	Director	October 31, 2017
/s/ Marc L. Andreessen Marc. L. Andreessen	Director	October 31, 2017
/s/ Michael J. Angelakis Michael J. Angelakis	Director	October 31, 2017
/s/ Pamela L. Carter Pamela L. Carter	Director	October 31, 2017
/s/ Raymond J. Lane Raymond J. Lane	Director	October 31, 2017
/s/ Ann M. Livermore Ann M. Livermore	Director	October 31, 2017
/s/ Patricia F. Russo Patricia F. Russo	Director	October 31, 2017
/s/ Raymond E. Ozzie Raymond E. Ozzie	Director	October 31, 2017
/s/ Gary M. Reiner Gary M. Reiner	Director	October 31, 2017
/s/ Lip-Bu Tan Lip-Bu Tan	Director	October 31, 2017

/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Director	October 31, 2017